Exhibit 5.1

December 23, 2008	Mayer Brown LLP
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Volkswagen Auto Lease/Loan
Underwritten Funding, LLC
2200 Ferdinand Porsche Drive
Herndon, Virginia 20171

Re:	Volkswagen Auto Lease/Loan Underwritten Funding, LLC Registration Statement on Form S-3 (No. 333-133770)
Ladies and Gentlemen:
     We have acted as special counsel to Volkswagen Auto Lease/Loan Underwritten Funding, LLC, a Delaware limited liability company (the “Seller”), in connection with the offering of notes (the “Notes”) described in the preliminary prospectus supplement dated December 18, 2008 and the base prospectus dated December 18, 2008 (collectively, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Volkswagen Auto Loan Enhanced Trust 2008-2 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement between the Seller and Deutsche Bank Trust Company Delaware, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and Citibank, N.A., as indenture trustee.
     In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Preliminary Prospectus and the current draft of the Indenture (including the form of the Notes included as an exhibit thereto).
     Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer, authenticated by the Indenture Trustee, and sold by the Seller, and (c) payment of the agreed consideration for the Notes has been received by the Issuer, such Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by
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Volkswagen Auto Lease/Loan
Underwritten Funding, LLC
December 23, 2008

general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.
     Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP